Exhibit 99.1

Meta Materials Completes Distribution of Next Bridge Hydrocarbons Common Shares

HALIFAX, NS / ACCESSWIRE / December 15, 2022 / Meta Materials Inc. (the “Company” or “META®”) (NASDAQ: MMAT, FSE: MMAT), a developer of high-performance functional materials and nanocomposites, today announced that it has completed the distribution of common stock of Next Bridge Hydrocarbons, Inc. as planned.

As previously disclosed, holders of record of Series A Preferred Stock of META at the close of business on December 12, 2022, will receive one share of Next Bridge Hydrocarbons common stock for each Series A Preferred share pursuant to the process set forth in the prospectus: https://www.sec.gov/Archives/edgar/data/1936756/000119312522292114/d302576d424b4.htm.

About Meta Materials Inc.

META® delivers previously unachievable performance, across a range of applications, by inventing, designing, developing, and manufacturing sustainable, high-performance, functional materials, components and systems. Our extensive technology platform enables leading global brands to deliver breakthrough products to their customers in consumer electronics, 5G communications, health and wellness, aerospace, automotive, and clean energy. Our nano-optic metamaterial technology provides anti-counterfeiting security features for government documents and currencies and authentication for brands. Our achievements have been widely recognized, including being named a Lux Research Innovator of the Year in 2021. Learn more at www.metamaterial.com.

Media Inquiries

Rob Stone

Vice President, Corporate Development and Communications

Meta Materials Inc.

media@metamaterial.com

Investor Contact

Mark Komonoski

Senior Vice President

Integrous Communications

Phone: 1-877-255-8483

Email: ir@metamaterial.com

Cautionary Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the benefits of the spin-off transaction to either META® or Next Bridge and other events and statements that are not historical facts and are subject to significant risks and uncertainties. There can be no assurance that the actual results of the distribution will be as expected. Actual future events or results may differ materially from these statements. Such differences may result from a number of factors, including but not limited to: a failure to obtain assurances of anticipated tax treatment; or a deterioration in the business or prospects of META® or Next Bridge.